For Immediate Release

Ferro Reports 2009 First-Quarter Results

CLEVELAND, Ohio – May 6, 2009 – Ferro Corporation (NYSE: FOE) announced today that net sales for the three months ended March 31, 2009 were $358 million, a decline of 39 percent from the first quarter of 2008.

The Company recorded a loss from continuing operations for the first quarter of $19.7 million, or $0.46 per diluted share, compared with income of $7.9 million, or $0.17 per share, in the first quarter of 2008. The operating loss for the quarter included net pre-tax charges of $3.3 million. These charges were primarily related to restructuring and corporate development activities. First quarter 2008 operating income was reduced by pre-tax charges of $4.0 million primarily related to restructuring and other manufacturing rationalization activities.

“During the 2009 first quarter, customer demand stabilized at the low levels we experienced in December 2008 and customers’ inventory destocking continued,” said James F. Kirsch, Chairman, President and Chief Executive Officer. “We are responding aggressively to the weak first-quarter economic environment with additional cost and expenditure reduction initiatives to help us weather the current global downturn and build a more efficient cost structure. These initiatives are designed to reduce our immediate cash outlays, improve our ongoing cost structure, maintain our access to liquidity and strengthen our position for future growth when the economy recovers.

“Our worldwide business teams continue to manage through this challenging business cycle with focus and determination. I’m extremely proud of our employees’ support of the difficult actions we are taking, the numerous operational improvements they are making to strengthen Ferro, and especially of their unwavering commitment to our customers.”

Cost and Expense Reduction Actions in First Quarter 2009

The Company continued to take actions to reduce costs and lower expenses in response to the weakness in worldwide customer demand. Cost and expenditure reduction actions during the 2009 first quarter include:

•	Additional staffing reductions of approximately 300 employee positions, or 5 percent of the Company’s total workforce. These reductions are in addition to a 12 percent reduction in the workforce during 2008.

•	Implementation of a mandatory one-week unpaid furlough for all U.S.-based salaried employees during the first half of 2009.

•	Elimination of most salary increases and suspension of Company matching contributions to U.S. employees’ 401(k) plans.

•	Temporary plant shutdowns and reduced work hours to align staffing to customer demand.

•	Successful negotiation of an amendment to the Company’s credit facilities that maintains the size of the facility.

•	Elimination of common stock dividends, reducing cash outflows by approximately $25 million on an annualized basis.

•	A 50 percent reduction in the 2009 capital spending plan compared with 2008.

•	Initiation of a new phase of the Company’s ongoing European manufacturing restructuring. This new phase is expected to generate $14 million in annual cost savings when completed at the end of 2010.

2009 First-Quarter Results

Net sales declined in the 2009 first quarter due to weak customer demand, reflecting the reduced demand the Company experienced in the final months of 2008 as the global economy slowed. Demand was particularly weak from customers serving the worldwide automotive, construction, appliance and capacitor markets. The sales volume decline in the quarter included reduced sales of precious metals. Precious metal costs are generally passed through to customers with minimal gross profit contribution. Reduced precious metal sales contributed approximately 8 percentage points to the 39 percent net sales decline. Unfavorable changes in foreign currency exchange rates accounted for approximately 4 percentage points of the net sales decline. Sales declined in all segments and all regions compared with the prior-year period.

Sales declined in the Color and Glass Performance Materials and Performance Coatings segments primarily as a result of weak demand from automotive and construction applications. These segments each recorded a loss as a result of lower sales volume. Reductions in inventory during the quarter also contributed to the losses. Sales in Electronic Materials declined, driven by sharp reductions in demand for dielectric materials. A number of capacitor manufacturers who use Ferro’s dielectric materials had extended plant shutdowns during the quarter. Reduced sales of precious metals also contributed to the decline in sales. Segment income declined, driven by the effects of reduced sales volume and a less favorable product mix. Sales in the Polymer Additives and Specialty Plastics segments declined as a result of reduced demand from customers serving construction, automotive and appliance markets. Segment income declined as a result of the lower sales volume, partially offset by reductions in manufacturing costs and selling, general and administrative expense.

Gross margins were 15.4 percent of sales in the first quarter of 2009, compared with 18.5 percent of sales in the prior-year period. The decline in gross margin was driven by the effects of lower manufacturing volume, which increased manufacturing costs per unit. For the quarter, raw material costs were lower, in aggregate, than in the prior-year period. Changes in product prices generally tracked the change in raw material costs. In the first quarter of 2008, gross profit was negatively impacted by costs of $3.3 million related to clean-up of an accidental discharge of product into the wastewater treatment facility at the Company’s Bridgeport, New Jersey, manufacturing plant. Gross margins in the first quarter of 2009 improved compared with margins in the fourth quarter of 2008, reflecting the beneficial effects of the Company’s cost containment efforts.

Selling, general and administrative (“SG&A”) expense was $68.1 million in the first quarter of 2009, a decline of $9.4 million from the first quarter of 2008. The decline was a result of expense reduction efforts, including staffing reductions and lower discretionary spending. Reductions in discretionary spending included the elimination of incentive compensation accruals. Partially offsetting the decline in SG&A expense was an increase of approximately $4.8 million in pension expense as a result of the decline in value of pension assets in 2008 and increased health care costs compared with the first quarter of 2008. Included in SG&A expense in the first quarter of 2009 were charges of $1.3 million, primarily related to corporate development activities. The 2008 first quarter SG&A expense included a net benefit of $0.4 million, primarily from favorable litigation developments, which was partially offset by expenses related to corporate development activities.

Restructuring charges of $1.4 million were recorded in the 2009 first quarter, primarily resulting from manufacturing rationalization programs in the Company’s European operations. Restructuring charges of $4.2 million were recorded in the first quarter of 2008. During the 2009 first quarter the Company announced a new phase in its ongoing European restructuring program that will result in the closing of a manufacturing plant in Limoges, France. The restructuring actions are expected to reduce staffing by approximately 125 employee positions and to result in annual cost savings of $14 million when the restructuring project is planned to be completed by the end of 2010.

Interest expense declined primarily as a result of lower average rates on borrowings. As a result of the amendment to the Company’s credit facility completed in March, the interest rate spreads on the Company’s term loans and revolving credit line borrowing have increased, which will increase interest expense in future periods.

Total debt on March 31, 2009 was $664.6 million, an increase of $94.1 million from the end of 2008. In addition, the Company had net proceeds of $8.7 million from off balance sheet receivables factoring programs outside the United States, compared with proceeds of $16.7 million at the end of 2008. The primary driver of the increase in financing during the quarter was a requirement to provide $65.5 million in cash collateral for certain of the Company’s precious metal leases.

Outlook

End-market demand is expected to remain weak during the second quarter of 2009, reflecting reduced global economic activity and continued effects from tight credit markets. It is possible that supply chain destocking will decline during the next several months, which could result in some improvement in sales, however, the timing and magnitude of this improvement is difficult to forecast. The Company plans to continue cost and expense reduction efforts to help mitigate the effects of weak customer demand.

Due to limited visibility to customer orders and uncertainty in global markets, the Company will not provide specific sales and earnings estimates for the second quarter.

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Thursday, May 7, 2009, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on May 7 through 9 p.m. Eastern time on May 14. To access the replay, dial 800-239-4499 if calling from the United States or Canada, or dial 402-220-9696 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,600 employees globally and reported 2008 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macro-economic circumstances and uncertainties in credit markets.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives and lead to challenges in meeting our liquidity requirements, particularly if weak economic conditions continue for a prolonged period.

•	We depend on external financial resources and the economic environment and credit market could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our financial condition.

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are subject to certain continued listing requirements with the NYSE, including share price, shareholders’ equity and market capitalization, and noncompliance with these NYSE rules could result in the delisting of our common stock from the NYSE.

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the United States, European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect our sales.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2009	2008

Net sales	$357,809	$590,838
Cost of sales	302,563	481,573

Gross profit	55,246	109,265

Selling, general and administrative expenses	68,128	77,576
Restructuring charges	1,398	4,207
Other expense (income):
Interest expense	11,174	13,555
Interest earned	(268)	(129)
Foreign currency losses (gains), net	1,829	(1,541)
Miscellaneous expense, net	533	1,440

(Loss) income before income taxes	(27,548)	14,157
Income tax (benefit) expense	(7,819)	6,226

(Loss) income from continuing operations	(19,729)	7,931
Income from discontinued operations, net of income taxes	—	1,644
Loss on disposal of disc. operations, net of income taxes	(242)	(25)

Net (loss) income	(19,971)	9,550
Less: Net income attributable to noncontrolling interest	364	410

Net (loss) income available to Ferro Corporation	(20,335)	9,140

Dividends on preferred stock	(171)	(227)

Net income available to common shareholders	($20,506)	$8,913

Per common share data:
Basic (loss) earnings attributable to Ferro Corporation common shareholders:
From Continuing Operations	($0.46)	$0.17
From Discontinued Operations	(0.00)	0.04

	($0.46)	$0.21

Diluted (loss) earnings attributable to Ferro Corporation common shareholders:
From continuing operations	($0.46)	$0.17
From discontinued operations	(0.00)	0.04

	($0.46)	$0.21

Cash dividends declared	$0.010	$0.145

Shares outstanding:
Basic	44,365,541	43,654,963
Diluted	44,365,541	43,657,961
End of Period	44,852,513	43,693,276

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2009	2008
Segment Net Sales
Performance Coatings	$108,588	$160,792
Electronic Materials	82,489	140,993
Color and Glass Perf. Materials	67,416	128,840
Polymer Additives	59,447	92,311
Specialty Plastics	34,859	61,793
Pharmaceuticals	5,010	6,109

Total Segment Net Sales	$357,809	$590,838

Segment Income
Performance Coatings	($599)	$9,480
Electronic Materials	2,417	8,749
Color and Glass Perf. Materials	(2,455)	15,436
Polymer Additives	1,889	2,719
Specialty Plastics	1,462	1,487
Pharmaceuticals	113	1,222

Total Segment Income	2,827	39,093

Unallocated corp. expenses	15,709	7,404
Restructuring charges	1,398	4,207
Other expense, net	13,268	13,325

Income before income taxes from continuing operations	($27,548)	$14,157

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	March 31,	December 31,
	2009	2008
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$15,071	$10,191
Accounts and trade notes receivable, net	271,223	296,423
Inventories	202,989	256,411
Deposits for precious metals	65,472	—
Deferred income taxes	17,710	19,167
Other receivables	47,130	58,391
Other current assets	8,869	8,306

Total current assets	628,464	648,889

Property, plant & equipment, net	440,296	456,549
Goodwill	229,245	229,665
Amortizable intangible assets, net	11,446	11,753
Deferred income taxes	137,057	134,361
Other non-current assets	64,907	62,900

Total assets	$1,511,415	$1,544,117

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$9,806	$8,883
Accounts payable	165,161	232,113
Income taxes	12,270	14,361
Accrued payrolls	19,444	18,695
Other current liabilities	62,404	83,012

Total current liabilities	269,085	357,064

Long-term debt, less current portion	654,817	561,613
Postretirement and pension liabilities	219,133	221,110
Deferred income taxes	13,351	13,011
Other non-current liabilities	32,701	34,047

Total liabilities	1,189,087	1,186,845

Series A convertible preferred stock	9,776	11,548

Shareholders’ equity	302,409	335,969
Noncontrolling interest	10,143	9,755

Total liabilities and shareholders’ equity	$1,511,415	$1,544,117

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2009	2008

Cash flows from operating activities
Net income	($19,971)	$9,550
Depreciation and amortization	18,609	18,213
Deposits for precious metals	(65,472)
Accounts and trade notes receivable	16,677	(8,532)
Inventories	46,596	(34,804)
Accounts payable	(67,001)	27,815
Other changes in current assets and liabilities, net	(9,470)	(68)
Other adjustments, net	2,738	(1,375)

Net cash (used for) provided by continuing operations	(77,294)	10,799
Net cash (used for) provided by discontinued operations	(245)	139

Net cash (used for) provided by operating activities	(77,539)	10,938

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(2,621)	(14,426)
Proceeds from sale of discontinued operations		(836)
Proceeds from sale of assets and businesses	45	148

Net cash used for investing activities	(2,576)	(15,114)

Cash flow from financing activities
Net borrowings (repayments) under short-term credit facilities	964	3,688
Proceeds from revolving credit facility	280,249	180,276
Principal payments on revolving credit facility	(186,654)	(171,878)
Principal payments on term loan facility	(762)	(762)
Debt issue costs paid	(8,105)
Cash dividends paid	(608)	(6,519)
Other financing activities	117	(1,802)

Net cash (used for) provided by financing activities	85,201	3,003
Effect of exchange rate changes on cash and cash equivalents	(206)	543

Increase (decrease) in cash and cash equivalents	4,880	(630)
Cash and cash equivalents at beginning of period	10,191	12,025

Cash and cash equivalents at end of period	$15,071	$11,395

Cash paid during the period for:
Interest	$13,555	$16,836
Income taxes	$3,895	$4,178

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2009	2008

Performance Coatings	$108,414	$160,553
Electronic Materials	47,986	67,284
Color and Glass Performance Materials	64,351	118,343
Polymer Additives	59,447	92,311
Specialty Plastics	34,859	61,793
Pharmaceuticals	5,010	6,109

Total net sales excluding precious metals	320,067	506,393

Sales of precious metals	37,742	84,445

Total net sales	$357,809	$590,838

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.